EXHIBIT 10.4

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 18, 2012 (the "Effective Date") among Imperial Industries, Inc., a Delaware corporation ("Borrower"), the other Credit Parties signatory hereto, and Q.E.P. Co., Inc., a Delaware corporation (together with its successors and assigns, "Lender").

RECITALS

WHEREAS, the Borrower and the Lender entered into a Letter of Intent dated June 12, 2012, for the acquisition of Borrower by the Lender (the "Merger Transaction").

WHEREAS, in connection with the Merger Transaction, Borrower desires to enter into a financing transaction with the Lender pursuant to which the Lender will commit, subject to the terms and conditions set forth in this Agreement, to make advances to Borrower up to the aggregate principal amount of $500,000.00 (the "Loan").

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan by granting to Lender a security interest in and lien upon all of its existing and after-acquired personal and real property.

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A, shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. COMMITMENT AMOUNT AND ADVANCES; USE OF PROCEEDS

1.1 Commitment Amount and Advances.

(a) Subject to the terms and conditions set forth in this Agreement, and until ten (10) days prior to the Maturity Date, the Lender shall from time to time make advances on the terms and conditions set forth in this Agreement of up to a maximum amount of $100,000 during each 30 calendar day period commencing with the Effective Date ("Advances") to Borrower under the Loan provided that the aggregated outstanding principal amount of advances shall not exceed at any one time in the aggregate $500,000.00 (the "Commitment Amount"). Any sums advanced pursuant to this Section and subsequently repaid may be re-borrowed from time to time. Borrower may request advances in excess of $100,000 in any 30 calendar day period; provided however, the decision to allow such an advance is solely in the absolute discretion of the Lender.

(b) The Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1 attached hereto (the "Revolving Note"), and Borrower shall execute and deliver the Revolving Note to Lender.  The Revolving Note shall represent the obligation of Borrower to pay to Lender the amount of the outstanding Commitment Amount, together with interest thereon as prescribed in Section 1.3.

(c) The aggregate outstanding Commitment Amount shall be due and payable on the Maturity Date.

1.2 Voluntary Prepayments. Borrower may at any time on at least five (5) days’ prior written notice to Lender voluntarily prepay without penalty all or part of the outstanding Commitment Amount.

1.3 Interest.

(a) The Loan, evidenced by the Revolving Note, shall bear interest on the unpaid principal amount thereof for the period from and including the Effective Date to and including the day immediately preceding the Termination Date, at a fixed rate equal to ten percent (10%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed.

(b) Accrued, unpaid interest on the Loan shall be compounded on the last day of each calendar month.  After the Maturity Date and/or after the occurrence and during the continuance of an Event of Default, the principal, interest and all other amounts due under the Loan and/or this Agreement or any other Loan Document shall bear cash interest at a rate (the “Default Rate”) per annum which is 800 basis points (8.0%) greater than the rate which would otherwise be applicable (provided, that in the case of an Event of Default, such Default Rate shall only continue to accrue until such Event of Default has been cured, remedied or waived by Lender).

(c) Interest shall be payable, in cash, no later than 3 Business Days following the last day of each calendar month, upon prepayment of that portion of the principal amount of the Loan pursuant to Section 1.2, on the Maturity Date, upon payment in full of the Loan, and upon acceleration of the Loan.

(d) Notwithstanding anything to the contrary set forth in this Section 1.3, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate.

1.4 Advance Requests. Borrower shall give the Lender written notice of its request for an Advance at least four (4) Business Days prior to the date the Advance is to be funded and shall specify the date and the amount of the requested Advance (substantially in the form of Exhibit 1.4 hereto, the "Advance Request").  The obligation of Lender to fund is subject to compliance with Article 2 hereof.  Lender shall make each properly authorized Advance in immediately available funds by wire transfer to an account designated by Borrower, as soon as practicable, but in no event later than the funding date set forth in the written request for an Advance.

1.5 Receipt of Payments. Borrower shall make each payment under this Agreement not later than Noon (Eastern time) on the day when due in immediately available funds in Dollars to such account or location as so directed by Lender.  For purposes of computing interest as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received by Lender prior to Noon Eastern time.  Payments received after Noon Eastern time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.6 Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, voluntary prepayments shall be applied as directed by Borrower.  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable notwithstanding any previous entry by Lender in its other books and records.  In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Lender’s expenses reimbursable hereunder, (2) to interest on the Loan, (3) to principal payments on the Loan, and (4) to all other Obligations to the extent reimbursable under Section 1.5.

1.7 Indemnity. Borrower shall indemnify and hold harmless each of Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder, but excluding the Merger Transaction (which shall contain its own indemnification), and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a non-appealable court of competent jurisdiction.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER, BUT EXCLUDING THE MERGER TRANSACTION (WHICH SHALL CONTAIN ITS OWN INDEMNIFICATION).

1.8 Taxes.

(a) Any and all payments by Borrower hereunder or under the Revolving Note shall be made, in accordance with this Section 1.8, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.8) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.8) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

1.9 Use of Proceeds. Borrower agrees that the Advances shall be for the exclusive use of the Credit Parties and such funds shall be used only to fund the Credit Parties' operating expenses in the ordinary course of business, including the expenses associated with soliciting proxies and holding a meeting of Borrower's stockholders for the purpose of approving a proposed Merger Transaction, including attorneys’ fees, accounting fees, printing costs, and cost of a fairness opinion.

2. CONDITIONS PRECEDENT TO ADVANCES

2.1 Conditions to Advances. Lender shall not be obligated to make any Advance, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied, in Lender’s reasonable discretion, or waived in writing by Lender:

(a) As of the date of any requested Advance, no event shall have occurred and be continuing, or would result from the Advance requested thereby, which, with the giving of notice or the passage of time or both, would constitute an Event of Default and no Event of Default shall be continuing.

(b) As of the date of such requested Advance, there shall not be any pending or threatened action or proceeding affecting Borrower or Premix before any court, governmental agency or arbitrator which is likely to have a materially adverse effect on the financial condition or operations of Borrower or Premix other than actions already disclosed in Filed SEC Documents or in any schedule to the Loan Documents.

(c) Borrower shall waive any claim or defense based upon the occurrence of any action or inaction of Lender on or prior to the date of such requested Advance which Borrower believes at such time may (i) be actionable against Lender; provided, however, that Borrower does not have to waive any claims actionable against Lender that relate solely to the Merger Transaction, or (ii) give rise to a defense to payment under the Advances or the Revolving Note for any reason, including without limitation, commission of a tort or violation of any contractual duty or duty implied at law.

(d) Each of the representations and warranties set forth in Article 3 shall be true and correct in all material respects as of the date of each Advance.

(e) No later than the date of the second requested Advance, Lender shall have received duly executed landlord waivers from each landlord for each of the real properties leased by a Credit Party located at 1259 NW 21st Street, Pompano Beach, FL33069 and 325 Old Sanford Oviedo Road, Winter Springs, FL 32708, each in a form reasonably approved by Lender.

3. REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Loan, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as set forth in Disclosure Schedule (3.1), (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect, (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted, (d) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to possess such license, permit, consent or approval could not reasonably be expected to have a Material Adverse Effect, (e) is in compliance with its charter and bylaws, and (f) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power, (b) have been duly authorized by all necessary or proper corporate action, (c) do not contravene any provision of such Person’s charter or bylaws, (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound, (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Lender pursuant to the Loan Documents, and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those as set forth in Disclosure Schedule (3.2), all of which have been duly obtained, made or complied with prior to the Effective Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.3 No Litigation.

(a) Except as set forth in the Filed Borrower SEC Documents and as otherwise set forth on Disclosure Schedule (3.3), there is no claim, suit, action or proceeding pending or, to the knowledge of Credit Parties, threatened against a Credit Party, not otherwise fully covered by insurance.  There is no judgment outstanding against the Credit Parties or any of their respective assets that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The Credit Parties have not received any written notification of, and to the knowledge of the Credit Parties there is no, investigation by any Governmental Authority involving the Credit Parties or any of their respective assets that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder.

3.4 Taxes; Tax Returns.

(a) Each of the Credit Parties has timely filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to have been paid by the Credit Parties, have been paid.  There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) on the assets of the Credit Parties.  No claim has ever been made by an authority in a jurisdiction where the Credit Parties do not file Tax Returns that a Credit Party is or may be subject to taxation by that jurisdiction.

(b) The most recent financial statements included in the Filed Borrower SEC Documents reflect an adequate reserve for all Taxes payable or to be paid by the Credit Parties (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the closing date of such financial statements to the extent required by GAAP.

3.5 Title to Assets; No Liens.

(a) Neither Credit Party owns any real property.

(b) The Credit Parties have good, valid and marketable title to, or valid leasehold interests in or other comparable contract rights in or relating to all of the properties, assets and rights of every nature, kind and description, real, personal or mixed, tangible and intangible, wherever located, owned, used or held for use by the Credit Parties, and all such properties, assets and rights, other than personal properties in which the Credit Parties has a leasehold interest or other comparable contract right, are free and clear of all Liens, except Liens set forth on Disclosure Schedule (3.5).

(c) None of the Credit Parties has received written notice of any material default under any agreement evidencing any Lien or any current leases and subleases entered into by, on behalf of, or for the benefit of any Credit Party with respect to leased real property used or held for use by a Credit Party and under which they are in occupancy, which default continues.

3.6 No Liabilities. None of the Credit Parties has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities, obligations, conditions or circumstances (i) to the extent disclosed and provided for in the most recent financial statements included in the Filed Borrower SEC Documents or of a nature not required by GAAP to be reflected thereon, (ii) incurred or arising in the ordinary course of business since the date of the most recent financial statements included in the Filed Borrower SEC Documents or in connection with the Loan, or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There are no unconsolidated Borrower Subsidiaries or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Filed Borrower SEC Documents nor any obligations to enter into any such arrangements.

4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices. Borrower hereby agrees that from and after the Effective Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, and other information at the times, to the Persons and in the manner set forth in Annex C.

5. AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence. Each Credit Party shall preserve and maintain its existence in its current form of organization and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required except where the failure to so qualify shall not have a Material Adverse Effect.

5.2 Books and Records. Each Credit Party shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all of its financial transactions.

5.3 Maintenance of Properties. Each Credit Party shall maintain, keep, and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted except where the failure to so keep and preserve shall not have a Material Adverse Effect.

5.4 Conduct of Business. Each Credit Party shall continue to engage in a business of the same general type as conducted and proposed to be conducted by it on the date of this Agreement.

5.5 Insurance. Each Credit Party shall (a) keep its properties, including without limitation its Inventory, and the Property insured against fire, theft and other hazards (so-called “All Risk” coverage) in amounts no less than the current amounts held by the Credit Parties on the Effective Date and with existing insurance carriers, (b) maintain public liability coverage against claims for personal injuries, death or property damage in an amount no less than the current amounts held by the Credit Parties on the Effective Date, and (c) maintain all workers' compensation, employment or similar insurance as may be required by applicable law.  Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days’ written cancellation notice to the Lender and shall name Lender as an Additional Insured.  The Credit Parties agree to deliver copies of all of the aforesaid insurance policies to the Lender upon request.  In the event of any loss or damage to the Collateral, the Credit Parties shall give prompt written notice to the Lender and to its insurers of such loss or damage and shall properly file its proofs of loss with said insurers.

5.6 Compliance with Laws. Each Credit Party shall comply in all material respects with all applicable laws, rules, regulations, and orders of Governmental Authorities, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, provided that any Credit Party may contest any such compliance in good faith upon making adequate reserves in accordance with GAAP for the consequences of any noncompliance.

5.7 Right of Inspection. At any reasonable time upon reasonable notice and from time to time, the Credit Parties shall permit the Lender or any agent or representative of Lender to examine and make copies of any abstracts from the records, including without limitation computer records, and books of account of, and visit the properties of, the Credit Parties and to discuss the affairs, finances, and accounts of the Credit Parties with any of its or their officers and directors and its independent accountants (who, by this reference, are authorized by the Credit Parties to discuss such matters with the Lender or any agent or representative of the Lender).

5.8 Collateral. The Credit Parties shall (a) preserve the Collateral in good condition and order and not permit it to be abused or misused, (b) except as set forth on Schedule 5.8, not allow any of the Collateral to be affixed to real estate unless such real estate is subject to a Lien in favor of the Lender, (c) if an Event of Default has occurred and is continuing, upon request of Lender, prepare to deliver all proceeds of the Collateral to the Lender immediately upon receipt in the identical form received without commingling with other property, (d) if an Event of Default has occurred and is continuing, if required by the Lender, notify Account Debtors and obligors that their accounts, instruments, documents, contracts and all of the Credit Parties’ rights to receive payments have been assigned to the Lender and shall be paid directly to the Lender, (e) take necessary steps to preserve the liability of Account Debtors, obligors, and secondary parties whose liabilities are part of the Collateral, (f) take any action required by the Lender with reference to the Federal Assignment of Claims Act or other applicable law, (g) allow the Lender to inspect the Collateral and to inspect and copy all records relating to the Collateral upon reasonable notice, (h) upon the occurrence and continuance of an Event of Default, immediately upon request by the Lender:  (A) transfer possession or permit the Lender to take possession of all Collateral; and (B) assign and/or allow the Lender to immediately take possession of all instruments, and documents which are part of the Collateral, or as to those hereafter acquired, immediately following acquisition, and (i) notify the Lender of any change of location or material adverse change in the condition of any of the Collateral, or of any material adverse change in any fact or circumstance warranted or represented by Borrower herein or furnished to the Lender, or if any Event of Default occurs.

5.9 Defend Collateral. The Credit Parties shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Lender’s security interest in the Collateral, or any part thereof, would be impaired by an adverse decision, allow the Lender to contest or defend any such claim or demand in any Credit Party’s name and pay, upon demand, the Lender’s reasonable costs, charges and expenses, including, without limitation reasonable attorneys’ fees in connection therewith.

5.10 Environmental Covenants. The Credit Parties shall provide at the expense of Borrower a Phase I environmental site assessment of the Property if an Event of Default shall have occurred and be continuing or the Lender shall have reasonable cause to believe that an actual or threatened violation of an Environmental Law has occurred, is occurring or is about to occur, in each case prepared by an independent environmental consulting or engineering firm acceptable to the Lender in its reasonable discretion, together with such additional environmental studies, audits, site assessments or remedial or corrective actions as shall be reasonably required by the Lender or recommended by any such Phase I site assessment.  Should Borrower fail to commence any such environmental site assessment, study, audit or remedial or corrective action within thirty (30) days of the Lender’s written request, the Lender shall have the right but not the obligation to retain an environmental consultant to perform the same, at Borrower’s expense, and all costs and expenses incurred by the Lender in connection therewith shall be payable by Borrower upon demand.

5.11 Merger Transaction Budget. Borrower shall develop a budget for the proposed Merger Transaction related costs and expenses and shall consult with Lender in the development of such budget.

6. NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Liens. No Credit Party shall create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens in favor of the Lender;

(b) Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, Liens for taxes being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP are maintained;

(c) Liens imposed by law, such as mechanics, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which do not exceed in the aggregate $5,000.00 and which are not past due for more than thirty (30) days, unless such Liens are being contested in good faith by appropriate proceedings and appropriate cash reserves have been established therefor; and

(d) Liens securing Debt permitted under Section 6.2(b) hereof; and

(e) Personal property leases and similar liens and purchase money liens securing the cost of acquisition of assets subject to such liens or security interests not to exceed an aggregate dollar amount of $25,000.

6.2 Debt. No Credit Party shall create, incur, assume, or suffer to exist any recourse or nonrecourse Debt, except:

(a) Debt of Borrower under this Agreement;

(b) Debt (if any) described in Schedule 6.2(b), but no renewals, extensions, or refinancings thereof; and

(c) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business and paid in accordance with historical practices, unless contested by Borrower in good faith and by appropriate proceedings.

6.3 Mergers, Etc. No Credit Party shall merge, amalgamate or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person other than to the Lender or an Affiliate of the Lender, or acquire all or substantially all of the assets or the business of any Person.

6.4 Leases. No Credit Party shall create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except leases existing on the date of this Agreement as set forth in Schedule 6.4 and any extensions or renewals thereof.

6.5 Sale and Leaseback. No Credit Party shall sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

6.6 Restricted Payments. Except as set forth on Schedule 6.6, no Credit Party shall pay, make or declare any Restricted Payment.

6.7 Sale of Assets. No Credit Party shall sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets except:  (a) for Inventory disposed of in the ordinary course of business; and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business consistent with past practices.

6.8 Investments. No Credit Party shall make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except for advances to employees in the ordinary course of business for travel and similar reasonable business expenses.

6.9 Guaranties, Etc. Except for guarantees disclosed in the Filed Borrower SEC Documents for liabilities of its Subsidiaries, no Credit Party shall assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person.

6.10 Transactions With Affiliates. No Credit Party shall enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

6.11 Subsidiaries.

No Credit Party shall create, or otherwise acquire an interest in, any Subsidiary.

6.12 Fiscal Year. No Credit Party shall change its fiscal year.

6.13 Accounting Methods. No Credit Party shall make or consent to a material change (a) in the stock ownership or structure of such Credit Party or in the manner in which business of such Credit Party is conducted or (b) in its method of accounting unless such change is within the permissible standards of GAAP.

6.14 Inventory Locations. No Credit Party shall move Inventory to or otherwise maintain Inventory at a location with respect to which Borrower has not delivered to the Lender (i) a lessor’s consent and agreement from the lessor thereof (ii) a subordination, nondisturbance and attornment agreement from each mortgagee thereof and (iii) such other documents or instruments as the Lender shall deem necessary in its reasonable discretion in order to create or maintain a perfected security interest in such Inventory in favor of the Lender, in each case in form and substance satisfactory to the Lender in its reasonable discretion.

6.15 Charter Documents. No Credit Party shall amend, or waive any provision of, its organizational charter, Bylaws or other comparable charter or organizational documents.

6.16 Material Contracts. No Credit Party shall enter into, amend, or otherwise modify, terminate or waive any material provision of, any material Contract (other than any extension or expiration of such material Contract in accordance with its terms).

6.17 Capital Expenditures. No Credit Party shall make or agree to make any capital expenditure or commitment therefor, other than the capital expenditures set forth on Schedule 6.17;

6.18 Compensation; Benefit Plans; Employment Agreements. No Credit Party shall (A) grant to any current or former officer, director, employee or other service provider of the Credit Party any increase in compensation, (B) grant to any current or former officer, director, employee or other service provider of the Credit Party any severance or termination pay, (C) enter into any employment, severance or termination agreement with any current or former stockholder, officer, director, employee or other service provider other than extensions of existing agreements in accordance with their respective terms, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement or benefit plan, (E) take any action to adopt, increase, accelerate, amend, modify or terminate the schedule of payments or benefits, or make any determinations under any benefit plan, or (F) pay any bonuses to any current or former officer, director, employee or other service provider, except, in the case of the foregoing clauses (A), (B), (C), (D) and (E), (1) as required pursuant to the terms of any benefit plan or other agreement as in effect on the Effective Date or (2) as otherwise expressly required by applicable law.

6.19 Bankruptcy Filings. No Credit Party shall (i) file, or suffer to exist, a voluntary or involuntary petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to or fail to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any action in furtherance of any of the foregoing or (v) admit in writing its inability to pay its debts as such debts become due.

6.20 Director Compensation. Borrower shall not pay or incur any obligation to pay any compensation or remuneration, whether in cash, stock, or in-kind, to any member of Borrower's Board of Directors on account of their service in such capacity.  The foregoing sentence shall not prohibit Borrower from (i) paying any compensation or remuneration to a Director that was earned and unpaid as of June 12, 2012, or (ii) reimbursing Board members for their reasonable out-of-pocket expenses for attending Board meetings in accordance with Borrower's policies and procedures, and shall not preclude or diminish the payment of regular employment compensation for an employee Director.

7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Loan and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Lender relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Article 10, the payment obligations under Article 1, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of, or interest, owing in respect of, the Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within fifteen (15) days following Lender’s demand for such reimbursement or payment of expenses.

(b) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1).

(c) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for thirty (30) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(d) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(e) Any representation or warranty set forth in this Agreement or any other Loan Document by the Credit Parties at any time not being true and correct when made or confirmed.

(f) Any actual or asserted invalidity of this Agreement or any Loan Document by any Credit Party or any member of its Board of Directors.

(g) A Change of Control of a Credit Party.

(h) Borrower fails to convene a meeting of its stockholders on or before October 15, 2012 at which meeting the Borrower's stockholders shall vote on a binding resolution to adopt and approve a recommendation of Borrower's Board of Directors to enter into and adopt a Merger Agreement between Borrower and Lender, unless Lender has agreed in writing to extend such deadline; provided, however, that the failure of the stockholders to approve the Merger Agreement shall not be an Event of Default.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Lender may without notice, except as otherwise expressly provided herein, increase the rate of interest applicable to the Loan to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Lender may, without notice, (i) stop making Advances, (ii) declare all or any portion of the Obligations, including all or any portion of any or all of the Loan to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party, or (iii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(c) or 8.1(d), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal and exemption laws.

9. SUCCESSORS AND ASSIGNS

9.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the Loan and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.  Lender reserves the right at any time to sell, transfer or assign any or all of its rights in the Loan and under the Loan Documents.

10. MISCELLANEOUS

10.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 10.2 below.

10.2 Amendments and Waivers.

(a) No amendment, modification, termination or waiver of any provision of this Agreement, the Revolving Note or the Security Agreement, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

(b) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations) and a release of all claims against Lender (except for any claims against Lender that relate solely to the Merger Transaction), and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

10.3 Fees and Expenses. Borrower shall reimburse Lender for all out-of-pocket fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors or other advisors, including environmental and management consultants and appraisers) incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Credit Party or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, and whether as a party, witness or otherwise) including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loan during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this Section 10.3(b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) following an Event of Default, any attempt to enforce any remedies of Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loan during the pendency of one or more Events of Default;

(d) any workout or restructuring of the Loan during the pendency of one or more Events of Default; and/or

(e) efforts to  verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral during the pendency of an Event of Default;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or representation, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.3, all of which shall be payable, on demand, by Borrower to Lender.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

Notwithstanding anything herein to the contrary, Credit Parties shall not be responsible for any of Lender's fees and expenses resulting from or incurred in connection with the consummation of the Loan, it being understood that the parties hereto shall bear their on expenses and fees incurred in connection therewith.

10.4 No Waiver. Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

10.5 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

10.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

10.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

10.8 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY AND LENDER HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF BROWARD COUNTY; AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.  EACH CREDIT PARTY AND LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY AND LENDER HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

10.9 Notices.

(a) Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number indicated in Annex D or (ii) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Lender.

(b) Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated in Annex D to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.10 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Facsimile or other electronic transmissions (including by email and PDF) of any executed original document and/or retransmission of any executed facsimile or other electronic transmission shall be deemed to be the same as the delivery of an executed original.

10.12 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

10.13 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.14 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 10.8 and 10.12, with its counsel.

10.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

IMPERIAL INDUSTRIES, INC., as Borrower

Date	By:	/s/ Howard L. Ehler, Jr.
Name: Howard L. Ehler, Jr.
Title: Chief Operating Officer

PREMIX-MARBLETITE MANUFACTURING CO., INC., as a Credit Party

	By:	/s/ Howard L. Ehler, Jr.
Name: Howard L. Ehler, Jr.
Title: Vice President

Q.E.P. CO., INC., as Lender

	By:	/s/ Lewis Gould
Name: Lewis Gould
Title: CEO & Chairman

ANNEX A (Recitals)
to
BRIDGE LOAN AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper (as defined in the Code) or General Intangibles (as defined in the Code) (including a payment intangible).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agreement” has the meaning ascribed to it in the preamble to the Agreement.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute thereto.

“Borrower” has the meaning ascribed to it in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Florida.

“Change of Control” means the occurrence of one or more of the following events: (i) the sale of all or substantially all of Borrower's assets; (ii) any transaction in which any person, including a "group" as defined in Section 13(d)(3) of the Exchange Act who owns less than twenty percent (20%) of Borrower's capital stock on the date hereof, becomes the beneficial owner of at least fifty percent (50%) or more of the capital stock of Borrower; (iii) the merger, consolidation, division or other reorganization of Borrower in which its stockholders immediately prior to such transaction cease to own beneficially and/or of record more than fifty (50%) percent of the issued and outstanding shares of the surviving or new company immediately following such transaction; or (iv) three or more directors nominated by the Board of Directors to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets or (e) any other aspect of any Credit Party’s business.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Florida; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Florida, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement,  and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Contracts” means all contracts, undertakings, or agreements in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles (as defined in the Code) of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Borrower and Premix.

“Debt”, as applied to any Person, means:  (1) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services (including trade obligations); (2) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (3) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (4) all obligations of such Person for the deferred purchase price of property or services (including trade obligations); (5) all obligations of such Person as lessee under Capital Leases; (6) current liabilities of such Person in respect of the present value of unfunded vested benefits under any Plan; (7) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (8) obligations of such Person arising under acceptance facilities; (9) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (10) all obligations of such Person secured by any Lien on any of such Person’s assets or property, whether or not the obligations have been assumed, and (11) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, provided that any net positive amount owed to such Person shall not be deemed an obligation.  The Debt of any Person shall include the Debt of any partnership in which such person is a general partner.

“Default” means any event that, with the passage of time or notice or both, would, unless waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.3(c).

“Disclosure Schedules” means the Schedules prepared by Borrower in the Index to the Agreement.

“Dollars” or “$” means lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filed Borrower SEC Documents” means all reports, schedules, forms, statements and other documents with required to be filed or furnished, as applicable, by Borrower under the Securities Act and the Exchange Act, together with any documents and information incorporated therein by reference and together with any documents filed during such period by Borrower with the Securities and Exchange Commission on a voluntary basis on Current Reports on Form 8-K, filed with the Securities and Exchange Commission and publicly available prior to the Effective Date.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Annex C to the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Effective Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste”, “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws and (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.7.

“Indemnified Person” has the meaning ascribed to it in Section 1.7.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof entered into between Lender and Borrower.

“Inventory” means all “inventory”, as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Lender” has the meaning ascribed to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Loan” has the meaning ascribed to it in the recitals.

“Loan Documents” means the Agreement, the Revolving Note, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, results in a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole; (ii) the rights and remedies of the Lender hereunder or under any of the other Loan Documents, or the ability of the Borrower to perform its respective Obligations; or (iii) the legality, validity or enforceability of this Agreement or any of the other Loan Documents.

“Maturity Date” means the earlier of (i) December 14, 2012, or (ii) sixty days following the date of the stockholder meeting to approve the Merger Transaction.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.3(c).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate for the benefit of any of their employees.

“Premix” means Premix-Marbletite Manufacturing Co., Inc., Florida corporation.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

 “Property” means all real property with improvements thereon owned or leased by a Credit Party.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Restricted Payment” means (i) any cash or property dividend, distribution or payment of any kind, direct or indirect, by the Borrower or any of its Subsidiaries to any Person who now or in the future may hold an equity interest in the Borrower or any of its Subsidiaries, whether evidenced by a security or not, (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or its Subsidiaries, or any other payment or distribution made in respect thereof, either directly or indirectly, and (ii) any management or similar fees paid or payable by the Borrower or any of its Subsidiaries to any Person who now or in the future may, directly or indirectly, hold an equity interest in Borrower or any of its Subsidiaries.

“Revolving Note” has the meaning ascribed to it in Section 1.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the date hereof entered into among Lender and each Credit Party that is a signatory thereto.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conducts business or any political subdivision thereof or is otherwise subject.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Authority responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date on which the Loan has been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, (b) all reissues, extensions or renewals thereof and (c) all goodwill associated with or symbolized by any of the foregoing.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, reference in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B
to
BRIDGE LOAN AGREEMENT

CLOSING CHECKLIST

The following items must be received by Lender in form and substance satisfactory to Lender on or prior to the Effective Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.           Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Lender.

B.           Revolving Note.  Duly executed originals of the Revolving Note dated the Effective Date.

C.           Security Agreement.  Duly executed originals of the Security Agreement, dated the Effective Date, and all instruments, documents and agreements executed pursuant thereto, including powers of attorney for each Credit Party.

D.           Intellectual Property Security Agreement.  Duly executed original of the Intellectual Property Security Agreement dated the Effective Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Lender, together with all instruments, documents and agreements executed pursuant thereto.

E.           Security Interests and Code Filings.  (a) Evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral other than the Collateral listed in Schedule 6.2, including such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may request in order to perfect its security interests in the Collateral.

F.           Insurance.  Satisfactory evidence that the insurance policies required by Section 5.5 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Lender, in favor of Lender.

G.           Charter and Good Standing.  For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of formation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Effective Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

H.           Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Effective Date by such Person’s secretary or an assistant secretary as being in full force and effect without any modification or amendment.

I.           Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Effective Date by such Person’s secretary or an assistant secretary as being true, accurate, correct and complete.

J.           Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Lender may reasonably request.

B-1

ANNEX C
to
BRIDGE LOAN AGREEMENT

FINANCIAL STATEMENTS  -- REPORTING

Borrower shall furnish or cause to be furnished to the Lender the following:

(a)           Within thirty (30) days after the end of each month, consolidated and consolidating financial statements of Borrower and its consolidated subsidiaries for the period in question and the fiscal year to date, prepared and certified as being true, complete and correct by the chief financial officer of Borrower.

(b)           Promptly upon receipt thereof, and in any event simultaneously with the delivery of the financial statements required by clause (a) hereof, copies of any reports and management letters submitted to Borrower by independent certified public accountants in connection with the examination of financial statements.

(c)           Within (i) five (5) days subsequent to filing with the Internal Revenue Service or any other applicable Governmental Authority, and applicable state and foreign taxing authorities, copies of federal, state and foreign income tax returns, of Borrower, and (ii) five (5) days subsequent to filing with the SEC, or any other applicable Governmental Authority copies of all Forms 8-K, 10-K and 10-Q filed with the SEC or any other applicable Governmental Authority filed by Borrower.

(d)           Promptly after the commencement thereof, notice of all threatened or actual actions, suits, and proceedings affecting any Credit Party, which, if determined adversely to Borrower, could have a Material Adverse Effect, and such additional information regarding such actions, suits, and proceedings as Lender may request from time to time.

(e)           Immediately upon the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is being taken or proposed to be taken by Borrower with respect thereto.

(f)           Promptly after the furnishing thereof, copies of any material statement or report furnished to a Board member or the Board of Directors of the Company or any committee thereof.

(g)           Such other information respecting the condition or operations, financial or otherwise, of the Credit Parties as the Lender may from time to time reasonably request.

The reports described above shall be in form and detail as shall be satisfactory to the Lender and shall be certified by Borrower’s chief financial officer as being true, complete and correct.

C-1

ANNEX D
to
BRIDGE LOAN AGREEMENT

NOTICE ADDRESSES

(A)           If to Lender, at:

Q.E.P. Co., Inc.
1001 Broken Sound Parkway NW
Suite A
Boca Raton, FL 33487
Attention: Lewis Gould
Telephone: (561) 994-5550
Facsimile: (561) 994-1530

with a copy to:

Holland & Knight LLP
701 Brickell Ave., Suite 3000
Miami, FL 33131
Attention: Rodney H. Bell, Esq.
Telephone: (305) 374-8500
Facsimile: (305) 789-7799

(B)           If to Borrower, at:

Imperial Industries, Inc.
1259 NW 21st Street
Pompano Beach, FL  33069
Attention: Howard L. Ehler, Jr. Executive Vice President/Chief Operating Officer
Telephone: (954) 970-6540
Facsimile: (954) 970-3538

with a copy to:

Bryan W. Bauman, Esq.
Bryan W. Bauman, P. A.
15851 SW 41st Street, Suite 600
Davie, FL 33331
Telephone: (954) 656-8077
Facsimile: (954) 796-3401

D-1

EXHIBIT 1.4

FORM OF ADVANCE REQUEST

To:	Q.E.P. Co., Inc
Attention: Lewis Gould, CEO & Chairman
1001 Broken Sound Parkway NW, Suite A
Boca Raton, FL 33487

Pursuant to the terms and conditions set forth in the Bridge Loan Agreement dated June 18, 2012 (the "Bridge Loan Agreement"), between Imperial Industries, Inc. ("Borrower"), the other Credit Parties thereto, and Q.E.P. Co., Inc. ("Lender"), the undersigned hereby requests a Loan Advance in the amount of $__________________________ in accordance with these instructions.  All capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Bridge Loan Agreement or in Annex A thereto.

This Advance Request is for (specify purpose and amount in reasonable detail):

Please make a Loan Advance under the Bridge Loan Agreement as follows (insert wire instructions):

Borrower requests that this Advance Request be funded by Lender on ___________________, which is a date at least four (4) Business Days after the date of this Advance Request.

To induce the Lender to make the requested Loan Advance, Borrower hereby certifies to the Lender that:

1.           As of the date of this Advance Request, no event has occurred or is continuing, or would result from this Advance Request, which, with the giving of notice or the passage of time or both, would constitute an Event of Default and no Event of Default is continuing.

2.           As of the date of this Advance Request, there is no pending or threatened action or proceeding affecting a Credit Party before any court, governmental agency or arbitrator which is likely to have a materially adverse effect on the financial condition or operations of a Credit Party other than actions already disclosed in Filed SEC Documents or in any schedule to the Loan Documents.

3.           Borrower hereby waives any claim or defense based upon the occurrence of any action or inaction of the Lender on or prior to the date this Advance Request which Borrower believes may (i) be actionable against the Lender, except for those claims actionable against Lender that relate solely to the Merger Transaction, or (ii) give rise to a defense to payment under the Advances or the Revolving Note for any reason, including without limitation, commission of a tort or violation of any contractual duty or duty implied at law.

4.           Each of the representations and warranties set forth in Article 3 of the Bridge Loan Agreement are true and correct in all material respects.

DATED this ___ day of ___, ___

BORROWER

IMPERIAL INDUSTRIES, INC.

By:
Its:

INDEX OF APPENDICES

Annex A	-	Definitions
Annex B	-	Closing Checklist
Annex C	-	Financial Statements - Reporting
Annex D	-	Notice Addresses
Exhibit 1.1	-	Form of Revolving Note
Exhibit 1.4	-	Advance Request Form

Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Consents
Disclosure Schedule 3.5	-	Liens

Schedule 5.8		Permitted Fixtures
Schedule 6.2(b)		Permitted Debt
Schedule 6.4		Permitted Leases
Schedule 6.6		Permitted Restricted Payments
Schedule 6.17		Permitted Capital Expenditures

BRIDGE LOAN AGREEMENT

Dated as of June 18, 2012

among

IMPERIAL INDUSTRIES, INC.,
as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,

and

Q.E.P. CO., INC.,
as Lender